Exhibit 99.1

P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

For Immediate Release
Contact:
Gail A. Gerono
412 787-6795

CALGON CARBON AWARDED $2.3-MILLION
WATER TREATMENT CONTRACT

PITTSBURGH, PA - April 17, 2008 - Calgon Carbon Corporation (NYSE:CCC) announced today that it has been awarded a contract from the City of Scottsdale, Arizona to supply granular activated carbon (GAC) and provide related services for two new water treatment facilities. The value of the contract is $2.3 million. The City may renew the contract for up to four additional years.

Under terms of the one-year contract, Calgon Carbon will supply GAC and provide reactivation and related services for two new potable water treatment facilities, the Chaparral Water Treatment Plant and the Central Arizona Project Water Treatment Plant, which can process approximately 100-million gallons of water per day.

“Including reactivation services as a component to this contract made sense not only financially, but environmentally as well,” said Arthur Nunez, water & wastewater treatment director of the City of Scottsdale.

The two water treatment facilities were primarily constructed in response to the U.S. Environmental Protection Agency’s Stage 2 Disinfection Byproducts Rule (DBP Rule) which was promulgated in 2006. The DBP Rule establishes maximum levels at which disinfection byproducts (DBPs) are permitted to be present in drinking water. DBPs are potentially harmful compounds that are formed when chlorine used to disinfect drinking water reacts with naturally occurring organic materials in the water. By removing the organic materials, activated carbon prevents DBPs from forming.

The contract from the City of Scottsdale is the first major award to Calgon Carbon for products and services to control disinfection byproducts in drinking water. The company estimates that the DBP Rule could result in the installation of more than 600 new activated carbon systems in the U.S.

Commenting on the announcement, Bob O’Brien, senior vice president of Calgon Carbon, said, “We are pleased that the City of Scottsdale has chosen Calgon Carbon’s products and services to support its progressive approach for drinking water treatment. We look forward to providing similar support to other communities in their efforts to comply with the Stage 2 Disinfection Byproducts Rule.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This document contains certain statements that are forward-looking relative to the company's future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from any future performance.